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                                                                      EXHIBIT 12


                         AK STEEL HOLDING CORPORATION
                  RATIO OF EARNINGS TO COMBINED FIXED CHARGES
                             (dollars in millions)

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                                             --------------------------------------------------------------
                                                  1995         1996         1997        1998        1999
                                                  ----         ----         ----        ----        ----
Pretax Income                                      $309.0       $264.5       $321.0      $309.4      $141.9
Interest expense                                     68.5         76.1        111.7        84.9       123.7
Interest factor in rent expense                       2.6          2.5          2.6         2.5         3.0
Undistributed income from equity companies           (6.1)        (0.4)         0.9         1.5        (1.4)
                                             --------------------------------------------------------------
Total earnings                                     $374.0       $342.7       $436.2      $398.3      $267.2


Total combined fixed charges                       $136.0       $129.4       $177.8      $173.8      $173.9


Ratio of earnings to combined fixed charges           2.8          2.6          2.5         2.3         1.5


Combined fixed charges:
           Preferred dividends                     $ 55.2       $ 48.3       $ 42.3      $ 27.0      $ 25.8
           Interest expense                          68.5         76.1        111.7        84.9       123.7
           Capitalized interest credit                9.7          2.5         21.2        59.4        21.4
           Interest factor in rent expense            2.6          2.5          2.6         2.5         3.0
                                             --------------------------------------------------------------
           Total combined fixed charges            $136.0       $129.4       $177.8      $173.8      $173.9
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